Exhibit 99.1

                      Deckers Outdoor Corporation Appoints
                   Maureen Conners to Its Board of Directors

    GOLETA, Calif.--(BUSINESS WIRE)--Sept. 28, 2006--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced that Maureen Conners was appointed to the Deckers Outdoor Corporation Board of Directors, effective September 26, 2006.

    Ms. Conners is President of Conners Consulting. Since 1992, Conners Consulting has worked with companies such as Johnson & Johnson, Ralph Lauren Footwear, Bausch and Lomb, Rockport, Polaroid, Monster.com, and Western Union Money Zap, providing a range of services including marketing and strategic planning, new product and new business development, and global brand building. Maureen has held senior level marketing positions with several leading consumer companies, including Senior Vice President of Marketing, Girls Division at Mattel. Prior to that, Ms. Conners served as Director of Marketing, Men's Jean's Division at Levi Strauss, and Group Marketing Manager at Gillette. Ms. Conners received her M.B.A. in Marketing from Wharton and is a member of The Institute of Management Consultants.

    Angel Martinez, President & Chief Executive Officer commented, "We are very excited to welcome Maureen to our Board of Directors. Maureen has been involved in successfully developing brands in the global marketplace and we are confident her experience and guidance will benefit Deckers as we look to further expand our presence around the world. We remain committed to building our position in the industry and fully capitalizing on the many opportunities that still lie ahead."

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva(R), Simple(R) and UGG(R) brand names, which are also its registered trademarks.

    All statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, September 28, 2006. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Among these risks and uncertainties are the challenge of managing the Company's brands for growth, the Company's ability to anticipate fashion trends, product mix, the success of new products, the sensitivity of Teva sales to seasonality and weather factors, conditions in the general economy and in the retail environment, the effect of consumer preferences and other factors discussed in the Company's filings made with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any of the forward-looking statements in this news release.



    CONTACT: Deckers Outdoor Corporation
             Zohar Ziv, 805-967-7611
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad Jacobs/Brendon Frey
             203-682-8200